Exhibit 10.2

Executive Vice President

Compensation Program Summary

Name:	Matt Wagner (“Employee”)
Location:	Lincolnshire, IL
Term:	June 1, 2022 (the “Effective Date”) until modified in writing
Title:	Executive Vice President

COMPENSATION PLAN:  During the Term and subject to the continued employment of Employee by the Company, the Company shall pay to Employee the Total Compensation described in this compensation plan summary (the “Plan”) subject to the terms and conditions contained in this Plan.

TOTAL COMPENSATION: Employee’s Total Compensation shall be equal to (a) Base Pay; (b) Incentive Compensation; and (c) Target Annual Bonus, as set forth below and subject to the terms and conditions in this Plan:

a)

Base Pay:  During the Term, effective as of June 1, 2022, the Company shall pay to Employee a base annual salary of Three Hundred Thousand and No/100 Dollars ($300,000) which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

b)

Incentive Compensation: During the Term, effective as of June 1, 2022, and subject to continued employment by the Company through the date on which payment of the Incentive Compensation (as defined below) is due, the Company shall pay to Employee incentive compensation (“Incentive Compensation”) equal to fifteen one hundredths of one percent (0.15%) (the “Applicable Percentage”) of the Company’s consolidated Adjusted EBITDA (as defined below).

“Adjusted EBITDA” means (i) the consolidated net income of Camping World Holdings, Inc. (the “Company”) derived from the ongoing consolidated business operations for such period plus, to the extent deducted in the determination of net income, interest (other than interest for floor plan financing), federal and state income taxes (or any provision for such taxes), depreciation and amortization and (ii) to the extent not otherwise reflected in net income for purposes of determining Adjusted EBITDA, gains on the sale of real property, including, without limitation, deferred gains on sale leaseback transactions, with further adjustments for the impact of certain noncash and other items the Company does not consider in its evaluation of ongoing operating performance as determined by the Chief Financial Officer and defined on our Annual Report on Form 10-K filed for the year ended December 31, 2021 and the Company’s other reports filed with the Securities and Exchange Commission.

Net income shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) extraordinary items of revenue or expense, as determined by the chief financial officer (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of assets not in the ordinary course of business or revenue or expense not derived from normal business operations), shall not be reflected in net income, and (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income.

The Incentive Compensation will be paid in monthly draws based on the Company’s estimated consolidated Adjusted EBITDA for the applicable calendar year, subject to adjustment up or down from time to time based on actual results compared to estimates and anticipated underpayments or overpayments of monthly draws.

Monthly payments of Incentive Compensation shall be subject to “true up” following the completion of the audited financial statements of the Company. In the event of any underpayment, the Company shall pay such underpayment within thirty (30) days following the completion of such audited financial statements. In the event of any overpayment, the amount of such overpayment(s) shall be deducted from Employee’s Incentive Compensation for the next succeeding monthly Incentive Compensation payment(s) until such overpayment has been absorbed by such deductions. In the event any overpayments have not been fully recovered upon Employee’s separation, the amount of such un-recovered overpayment(s) shall be deducted from any amounts payable by the Company to Employee upon separation or, if no amounts are payable by Company, the amount of such un-recovered overpayments shall be paid by Employee to the Company within thirty (30) days following the Company’s written request therefore.

c)

Annual Bonus:  During the Term, for each fiscal year, Employee shall have the opportunity to earn an annual bonus (“Annual Bonus”) based on performance against specified performance objectives (including, without limitation, budgetary or Adjusted EBITDA-based performance criteria) established by the Chief Executive Officer prior to or as soon as practicable following each fiscal year.  For each fiscal year during the Term, Employee’s target annual bonus for such year shall be $500,000.

EQUITY BASED COMPENSATION:  During the Term, Employee  will be eligible to receive equity awards  under the CWH 2016 Incentive Award Plan (the “Plan”) from time to time as may be approved by the Compensation Committee of the Board of Directors and subject to the terms of the Plan and an applicable award agreement .

PAYMENT UPON SEPARATION:  Upon Employee’s termination of employment with the Company for any reason, Employee shall be entitled to receive:

(a) his Base Salary for the applicable calendar year through the date of termination;

(b) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed;

(c) any accrued and unused vacation or paid time off time through the date of the termination;

(d) the Annual Bonus for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to Employee’s target annual bonus for such year, multiplied by a fraction, (i) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (ii) the denominator of which shall be three hundred sixty-five (365), which payment shall be made within 90 days following the date on which the Employee’s employment terminated; and

(e) Incentive Compensation for the calendar year in which Employee’s employment is terminated which for purposes hereof shall be equal to the consolidated Adjusted EBITDA of the Company for the twelve month period ending on the last day of the calendar month immediately preceding the date of termination times the Applicable Percentage, multiplied by a fraction, (i) the numerator of which shall be the number of days Employee was employed during the then such current calendar year and (ii) the denominator of which shall be three hundred sixty-five (365) (for avoidance of doubt, the amount of draws paid by Company to Employee for Incentive Compensation during such calendar year as contemplated above, shall be credited against such amount), which payment shall be made within 120 days following the end of such calendar year in which the Employee’s employment terminated.

Amendments; Governing Law:  No amendments or modifications of this Plan shall be deemed effective unless made in writing and signed by the parties hereto.  This Plan shall be construed and enforced in accordance with the laws of the State of Illinois.

[Signatures Follow]

In acknowledgement of the foregoing, the Company and Employee have executed this Plan as of the Effective Date:

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

CWGS ENTERPRISES, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis
Chairman and Chief Executive Officer

/s/ Matthew Wagner
Matthew Wagner